Exhibit 10.14

Severance for Protection Period Agreement

Executive is employed by Dell Inc., a Delaware corporation, its subsidiaries, affiliates, successors and assigns (“Dell”), in a position of trust and confidence. Dell and Executive have agreed as follows:

1. Although Executive’s employment remains at-will, if Executive’s employment is terminated by Dell without Cause (as defined herein) within 36 months (or 40 months if Executive resigns by reason of Dell’s failure to pay the Special Incentive Bonus set forth in Executive’s offer of employment) of Executive’s start date and Executive executes a Severance Agreement and Release as described in Executive’s Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement within 21 days of being presented with such an Agreement and Release, then:

a. In addition to any amount of severance due to Executive under Executive’s Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, Dell will provide Executive an additional amount equal to 6 months of Executive’s base salary plus the amount of Executive’s target annual bonus;

b. In accordance with and subject to the terms of the Dell Inc. Special Incentive Bonus Plan (the “SIB Plan”), the Committee will exercise its discretion to designate Executive as eligible to receive the next Bonus Payment to be paid under the SIB Plan, even though Executive has been separated prior to the date on which that single Bonus Payment is paid, and to set Executive’s bonus at $2,000,000 for purposes of calculating that single Bonus Payment, with all capitalized terms in this sentence (other than “Executive” and “SIB Plan”) having the meaning assigned to them in the SIB Plan; and

c. Executive will receive a cash payment equal to the amount of the next otherwise unvested annual Award Payment in the amount of $3,000,000 under the Dell Inc. Long-Term Cash Incentive and Retention Award Agreement given to Executive at the time of hire.

d. If Executive does not receive an SIB of at least $2,000,000 for FY 16 then within 30 days of the SIB payout date, absent any mutually acceptable agreement between Dell and Executive, Executive may resign and receive a payout of 100% of the severance provided in this Paragraph 1 and in the Executive’s Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement. If Executive does not receive an annual SIB payout of $2,000,000 for FY 17 or FY 18, then absent a mutually acceptable written agreement between Dell and Executive, Executive may resign from Dell and receive a payout of 50% of such severance.

2. If due under the terms of Paragraph 1, the payments described in Paragraph 1 will be made within 60 days of Executive’s termination and will be subject to all applicable taxes and withholdings.

3. For purposes of this Agreement, and as defined in the Executive’s Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, “Cause” means: (a) a violation of Executive’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by Executive resulting in Executive being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by Executive which constitutes gross neglect, insubordination, willful misconduct, or a breach of Dell’s Code of Conduct or a fiduciary duty to Dell or its shareholders; or (d) Dell Senior Management’s determination that Executive violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

4. The Committee identified in the Dell Inc. Special Incentive Bonus Plan shall have the complete and absolute authority to construe and interpret the terms of this Agreement and to make all other determinations it deems necessary or advisable for the effective administration of this Agreement.

5. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with the Code Section 409A and regulations thereunder. If the payment period in Paragraph 2 falls in more than one calendar year, payment will be made in the second calendar year. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A, then any payment under this Agreement that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made within 30 days following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. While this Protection Period Agreement is intended to comply with Code Section 409A, neither Dell or any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your entitlements under this Agreement, including, but not limited to, under Code Section 409A.

6. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without reference to conflicts of laws principles. Executive and Dell agree the exclusive venue for resolving any dispute between them under, arising out of, or related to this Agreement shall be the state and federal courts located in New Castle, Delaware. Executive consents to the jurisdiction of the federal and state courts located in New Castle, Delaware, and further agrees New Castle, Delaware, is a convenient forum for the resolution of any dispute under, arising out of, or related to this Agreement. Accordingly, Executive hereby waives any objection to New Castle, Delaware, as a forum and venue for the hearing of any such dispute, including but not limited to any objection based on convenience.

/s/ Rory P. Read		Rory P. Read
Signature		Dell Executive Printed Name

March 19, 2015
Date

Dell Inc.

By:	/s/ Samuel A. Guess
Samuel A. Guess
VP, Compensation and Benefits